Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES REPORTS STRONG FIRST QUARTER EARNINGS,
ANNOUNCES CASH DIVIDEND AND PLANS FOR NEW BRANCH OFFICE IN EVANS, GA

April 25, 2012
Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia, today reported quarterly net income of $1,284,000 ($0.36 per diluted common share) for the three months ended March 31, 2012, compared to $1,391,000 ($0.39 per diluted common share) for the three months ended March 31, 2011. This represents a 9.96% return on average equity  and a 1.05% return on average assets (both annualized). Book value totaled $14.28 per common share at March 31, 2012, up from $13.05 at March 31, 2011.

Remer Y. Brinson III, President and CEO of the Company, stated “We are pleased to report strong net income for the first quarter of 2012. Our core deposits grew nicely in the first quarter; however, we continue to see very weak loan demand. Asset quality remains a primary focus in this weakened economy and we continue to maintain a healthy allowance for loan losses of 2.47% of loans (excluding loans held for sale) at March 31, 2012.”

“Total assets remained relatively level at $497.5 million since the 2011 year-end. Bank loans declined 2.3% to $279.1 million. Mortgage origination volume remained solid at $94.8 million for the first quarter of 2012, an increase of 17.0% over the first quarter of 2011. Mortgage loans held for sale totaled $33.9 million at March 31, 2012. Total deposits grew $2.7 million or 0.7% since 2011 year-end, although core deposits grew $7.6 million or 3.6%,” Brinson continued.

Georgia-Carolina Bancshares’ Board of Directors declared a quarterly cash dividend of $0.04 per share of common stock payable on May 15, 2012, to shareholders of record as of May 8, 2012. “This dividend represents the first cash dividend paid since the formation of Georgia-Carolina Bancshares in 1997,” Brinson stated.

“We are seeing some signs of a stabilizing economy and remain optimistic about the Augusta market. We are currently developing plans for a new branch office in Evans, GA which we anticipate opening in late 2012 or early 2013. This office will be our seventh overall and our third office in Columbia County. Columbia County is one of the fastest growing counties in Georgia as evidenced by its 38% population growth from 2000 to 2010, and this new branch will allow us to continue to serve existing customers as well as obtain new customer relationships. This office will be located at 4349 Washington Road in the Kroger shopping center.” Brinson continued.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”.  First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole.  These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.  The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Cash and due from banks	$53,160	$34,902
Securities available-for-sale	104,903	100,283
Loans	279,070	285,614
Allowance for loan losses	(6,898)	(6,804)
Loans, held for sale	33,929	45,227
Bank premises and fixed assets	8,946	8,979
Accrued interest receivable	1,816	1,732
Other real estate owned, net of allowance	6,557	6,990
Deferred tax asset, net	1,959	1,640
Federal Home Loan Bank stock	2,070	2,070
Bank-owned life insurance	9,692	9,609
Other assets	2,300	3,010

Total assets	$497,504	$493,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$54,639	$52,735
Interest-bearing:
NOW accounts	50,203	44,646
Savings	63,813	63,210
Money market accounts	52,553	52,981
Other time deposits	61,532	63,168
Time deposits of $100,000, and over	131,391	134,655
Total deposits	414,131	411,395

Repurchase agreements	2,999	3,565
Long term Federal Home Loan Bank borrowings	25,000	25,000
Other borrowings	166	-
Other liabilities	3,332	2,847

Total liabilities	445,628	442,807

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized;
none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized;
3,633,866 and 3,592,140 shares issued and outstanding	4	4
Additional paid-in-capital	16,504	16,301
Retained Earnings	34,271	32,988
Accumulated other comprehensive income	1,097	1,152
Total shareholders' equity	51,876	50,445
Total liabilities and shareholders' equity	$497,504	$493,252

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
Interest income	2012	2011
Interest and fees on loans	$4,611	$5,069
Interest on taxable securities	514	520
Interest on nontaxable securities	111	103
Interest on Federal funds sold and other interest	20	25
Total interest income	5,256	5,717

Interest expense
Interest on time deposits of $100,000 or more	470	739
Interest on other deposits	377	659
Interest on funds purchased and other borrowings	225	276
Total interest expense	1,072	1,674

Net interest income	4,184	4,043

Provision for loan losses	305	99

Net interest income after provision for loan losses	3,879	3,944

Noninterest income
Service charges on deposits	356	385
Gain on sale of mortgage loans	2,108	2,091
Other income	457	384

Total noninterest income	2,921	2,860

Noninterest expense
Salaries and employee benefits	2,942	2,969
Occupancy expenses	397	394
Other real estate expenses	212	131
Other expenses	1,415	1,252
Total noninterest expense	4,966	4,746

Income before income taxes	1,834	2,058

Income tax expense	550	667

Net income	$1,284	$1,391

Net income per share of common stock
Basic	$0.36	$0.39
Diluted	$0.36	$0.39
Dividends per share of common stock	$-	$-